* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 LICENSE AGREEMENT

     THIS AGREEMENT is effective upon the date of last signature by the parties. Net Perceptions, Inc. (hereafter COMPANY), a corporation of Delaware, that has a principal place of business at 5720 Green Circle Drive, Minnetonka, MN 55343. and the Regents of the University of Minnesota (hereafter UNIVERSITY), a non-profit corporation of the State of Minnesota, having an office at 1100 Washington Avenue S.. Suite 201, Minneapolis, MN 55415, agree as follows:

     ARTICLE I - INTRODUCTION

     1.1 COMPANY and the UNIVERSITY are occasionally referred to as "parties" in singular or plural usage us indicated by the context.

     1.2 Terms in this agreement which appear in upper case letters, other than the names of the parties and article headings, have the meanings given in Article II.

     1.3 The UNIVERSITY possesses certain information, knowledge, and intellectual property rights relating to an information filtering technique based upon individual preferences developed by and under the direction of Professors John Riedl and Joseph Konstan comprising the University of Minnesota Docket Number 96119.

     1.4 COMPANY desires to obtain a license to further develop this technology.

     1.5 The UNIVERSITY and COMPANY agree to the following terms and conditions in order to; develop such information and knowledge, utilize it in the public interest and enter into a license agreement.


     ARTICLE II - DEFINITIONS

     2.1 TECHNOLOGY shall mean the inventions, methods, information, processes, documentation, know-how and software relating to the "GroupLens" system for personalized screening of information developed by or under the direction of Professor John Riedl or Joseph Konstan which is described in the attached invention disclosure form and attachments (Appendix B).

     2.2 IMPROVEMENTS shall mean any subsequent developments relating to collaborative filtering developed by or under the direction of Professor John Riedl or Joseph Konstan, provided that such professor is acting within his employment at the UNIVERSITY.

2.3. U.S. APPLICATIONS shall mean any U.S. patent applications that may be filed on TECHNOLOGY or IMPROVEMENTS, and any continuations, continuations-in-part, and divisions of these applications.

2.4 FOREIGN APPLICATIONS shall mean any foreign patent applications that correspond to U.S. APPLICATIONS.

2.5 U.S. PATENTS shall mean any patent that issues on U.S. APPLICATIONS, including any reissues and reexaminations of these patents.

2.6  FOREIGN PATENTS shall mean any patents issuing on FOREIGN APPLICATIONS.

2.7  APPLICATIONS shall mean U.S. APPLICATIONS and FOREIGN APPLICATIONS.

2.8  PATENTS shall mean U.S. PATENTS and FOREIGN PATENTS.

2.9 PRODUCTS shall mean any product which incorporates the TECHNOLOGY or IMPROVEMENTS.

2.10 SERVICES shall mean all services that utilize the TECHNOLOGY or IMPROVEMENTS.

2.11 SUBLICENSEES shall mean all sublicensees of COMPANY under this agreement, including sublicensees that are subsidiaries and affiliates of COMPANY.


ARTICLE III - APPLICATIONS, PATENTS, AND COPYRIGHTS

3.1 The UNIVERSITY agrees to use its best efforts, consistent with sound and reasonable judgment, to file and prosecute U.S. APPLICATIONS and maintain U.S. PATENTS that are requested by COMPANY or, if the UNIVERSITY declines to do so, to allow COMPANY to file such applications and to sign and/or have the inventors cooperate by signing the necessary declarations, powers, and other documents. The UNIVERSITY agrees to provide information to COMPANY on TECHNOLOGY and IMPROVEMENTS for review for patentable subject matter.

3.2 The UNIVERSITY agrees to use its best efforts, consistent with sound and reasonable judgment, to timely file and prosecute FOREIGN APPLICATIONS and maintain FOREIGN PATENTS in countries requested by COMPANY. The UNIVERSITY shall have the option, at its sole discretion and expense, to file and prosecute FOREIGN APPLICATIONS and to maintain FOREIGN PATENTS in countries not requested by COMPANY.

3.3 Subject to any rights COMPANY may have apart from this Agreement, the UNIVERSITY shall have sole title to all APPLICATIONS and PATENTS.

3.4 The UNIVERSITY shall bear all expenses for filing and prosecuting U.S. APPLICATIONS and maintaining U.S. PATENTS. COMPANY shall reimburse the UNIVERSITY for all reasonable out-of-pocket expenses for COMPANY requested filing, maintenance, and prosecution of U.S. and foreign APPLICATIONS and PATENTS, which expenses are estimated to the COMPANY in advance. COMPANY may withdraw a request at any time and will not be liable for new expenses incurred after UNIVERSITY's receipt of notice of withdrawal.

3.5 The UNIVERSITY shall have final authority over all decisions concerning prosecution of APPLICATIONS. However, the UNIVERSITY shall keep COMPANY informed of its filing and prosecution activities, and shall give COMPANY the opportunity to comment on major decisions concerning such activities. COMPANY agrees to fully cooperate with the UNIVERSITY in filing and prosecuting APPLICATIONS.

3.6 The UNIVERSITY shall register copyrights on copyrightable portions of the TECHNOLOGY and IMPROVEMENTS at the request of COMPANY in such countries as COMPANY requests. The UNIVERSITY shall bear the out-of packet expenses for such COMPANY requested registrations, but COMPANY shall reimburse the UNIVERSITY for all such expenses.

3.6 Nothing in this agreement shall be construed to give COMPANY rights in any technologies developed by the UNIVERSITY other than those explicitly specified in this agreement. Nothing in this agreement shall be construed to give the UNIVERSITY rights in technologies developed by COMPANY other than those explicitly specified in this agreement. The UNIVERSITY shall have no rights in inventions and other intellectual property developed solely by COMPANY employees.


ARTICLE IV - LICENSE GRANT AND COMMERCIAL EFFORTS

     4.1 Subject to the terms and conditions of this agreement, the UNIVERSITY hereby grants and COMPANY hereby accepts an exclusive worldwide license to make, use, sell, lease or otherwise dispose of PRODUCTS and SERVICES under, and otherwise exploit, any and all UNIVERSITY rights with respect to the TECHNOLOGY and IMPROVEMENTS, including but not limited to the UNIVERSITY's rights under copyright, trade secret, and under APPLICATIONS and PATENTS. This license includes the right to grant sublicenses. Notwithstanding the license granted herein this license is subject to whatever nonexclusive rights to the TECHNOLOGY and IMPROVEMENT (if any) that are retained by AT & T and its subsidiaries as a result of AT & T's funding for at least some portions of the TECHNOLOGY and possibly of IMPROVEMENTS as and only as originally provided in the Agreement between the UNIVERSITY and AT&T dated January 10, 1996. This license is also subject to the non-exclusive rights the United States government may have for government purposes and the government statutory "march-in" rights with respect to IMPROVEMENTS, if any, resulting from funding from a United States government agency. The UNIVERSITY retains an irrevocable, nonexclusive, nonsublicensable and nontransferable right to practice for its own educational and research purposes the TECHNOLOGY and IMPROVEMENTS.

4.2 The term of the license granted in paragraph 4.1 shall be for the term of this agreement as specified in paragraph 7.1.

4.3 The license granted by this agreement is to COMPANY alone and does not grant any rights to third parties or to any subsidiary or affiliate of COMPANY. However, COMPANY may transfer this agreement by way of acquisition of COMPANY or its business or assets, through sale of assets, sale of stock, merger, consolidation or otherwise, provided that such sale is not primarily for the benefit of creditors. COMPANY shall also have the right to grant sublicenses under this agreement. The COMPANY shall give the UNIVERSITY notice of any sublicense promptly after its execution. COMPANY shall be responsible to the UNIVERSITY for the payment of royalties on sales made by SUBLICENSEES as though they were sales by COMPANY (this does not apply to sales by SUBLICENSEES of PRODUCTS or SERVICES for which COMPANY is obligated to pay a royalty).

4.4 COMPANY shall use diligent efforts, consistent with sound and reasonable business practices and judgment, to effect commercialization of PRODUCTS as soon as practicable and to maximize these sales. "Diligent efforts" under this clause will be satisfied through August of 1997 if COMPANY raises a minimum of $200,000 in financing by the end of February 1997 and if it introduces a PRODUCT for sale by the end of August 1997.

     COMPANY shall provide the UNIVERSITY with brief written reports of COMPANY's efforts and plans to effect commercialization. COMPANY shall provide these reports quarterly with the royalty report specified in paragraph 5.3. Such information is confidential to COMPANY and UNIVERSITY will not disclose it.

4.5 COMPANY shall not use the name of the UNIVERSITY in advertising, promotional literature, or press releases without prior written approval from the UNIVERSITY.

4.6 COMPANY and SUBLICENSEES shall alone have the responsibility for any PRODUCT they make, use, or sell, lease, or otherwise dispose of and any SERVICE they provide (e.g., regarding defects and compliance with all applicable government regulations).


ARTICLE V - PAYMENTS, ROYALTIES, REPORTS AND RECORDS

5.1 For the license granted hereunder, COMPANY shall make the following specified payments and grant the UNIVERSITY the following additional consideration:

     (a) The COMPANY shall pay the UNIVERSITY [*] upon the COMPANY reaching an aggregate total equity financing of [*]. If the COMPANY does not reach such financing total by December 31, 1996, then this [*] payment shall be due in equal installments at the end of each calendar quarter in calendar year 1997.

     (b) Pursuant to the attached Stock Purchase Agreement, which is substantially similar to those signed by founders (with the exception of terms relating to employment), the COMPANY shall provide the UNIVERSITY with a number of shares of COMPANY common stock equal to [*] of initial founders equity ([*] shares) issued in the name of the Regents of the University of Minnesota. The founders are John Riedl, Joseph Konstan, Brad Miller, David Gardiner, and Steven Snyder.

     (c) In the event that APPLICATIONS are filed on IMPROVEMENTS, COMPANY and the UNIVERSITY shall enter into good faith negotiation of a reasonable royalty rate and terms to be paid to the UNIVERSITY for sales and other dispositions of PRODUCTS that incorporate IMPROVEMENTS claimed in such APPLICATIONS and PATENTS issuing thereon. If COMPANY and the UNIVERSITY cannot agree on such royalty they will submit the issue for binding arbitration to be handled in accordance with the following:
          (a) unless the parties can agree on a single arbitrator, the parties shall each select one independent arbitrator with expertise in software royalty rates and the Internet within ten (10) days of request of either party, (b) such arbitrators shall select in good faith a third arbitrator within five (5) days (but, if they fail to do so, either party may request appointment of the third arbitrator by the American Arbitration Association (AAA)), (c) each party will have one (1) day to present its case (presentation shall

* Confidential treatment requested for redacted portion. Confidential portion has been filed separately with the Securities and Exchange Commission.

          be made on a date selected by the arbitrators which shall be at least five (5) and no more than fifteen (15) days after selection of the third arbitrator), (d) the arbitrators shall have ten (10) days from completion of such presentation to render their decision (the decision of a majority of the arbitrators will be deemed the decision of the arbitrators), (e) if one party fails to timely appoint an arbitrator, the arbitration shall be conducted solely by the other party's arbitrator, and (f) such arbitration shall be informal and need not conform to AAA or other established procedures. Unless otherwise agreed to by the parties, arbitration will take place in Minnesota, and arbitrator fees will be shared equally by the parties.

5.2 If royalties are payable as provided in 5.1(c), royalties shall be payable only once with respect to the same unit of PRODUCT, regardless of the number of PATENTS or APPLICATIONS.

5.3 All payments hereunder to the UNIVERSITY shall be made payable to the Regents of the University of Minnesota and mailed to the address specified in Article XI. Payments shall be made in United States dollars. Any currency translations that are necessary to calculate payments shall be made at the exchange rate used by COMPANY for financial accounting purposes in accordance with generally accepted accounting principles. In the event that royalties are payable as provided under 5.1(c), COMPANY shall provide the UNIVERSITY with quarterly written reports of all royalty bearing sales, leases or other dispositions of PRODUCTS by COMPANY and SUBLICENSEES. In order to minimize COMPANY time spent on royalty reports, a brief one-page Royalty Report Form is provided in Appendix A that will satisfy the UNIVERSITY's reporting requirements. The report shall be made within sixty
     (60) days of the end of each calendar quarter. The UNIVERSITY agrees to keep the information in these reports confidential, except as may be necessary to maintain an action against COMPANY for breach of this agreement. Royalty payments for sales, leases, and other dispositions of the PRODUCTS subject to royalty payments as provided in 5.1(c) invoiced during a calendar quarter shall accompany the Royalty Report Form for that quarter.

5.4 COMPANY and SUBLICENSEES shall keep and maintain records of royalty bearing sales, leases, and other dispositions of PRODUCTS that are subject to royalty payments as provided in 5.1(c). Such records shall be open to inspection at reasonable times by a certified public accountant chosen by the UNIVERSITY and acceptable to COMPANY. Such inspection shall be made at the UNIVERSITY's expense. The UNIVERSITY agrees to itself hold such records confidential and to require its certified public accountant to hold such records confidential, except as may be necessary to maintain an action against COMPANY for breach of this agreement. The records required by this paragraph shall be maintained and available for inspection for a period of five (5) years following the calendar quarter to which they pertain. This paragraph shall survive termination of this agreement for one year.


ARTICLE VI - INFRINGEMENT

6.1 In the event that the UNIVERSITY or COMPANY determines that a third party is making, using or selling a product that may infringe a PATENT or copyright with respect to the TECHNOLOGY or IMPROVEMENTS, it will promptly notify the other party in writing. COMPANY may, at its sole option, bring suit against such alleged infringer and UNIVERSITY will cooperate therewith. In the event COMPANY decides to bring suit, it shall give prompt written notice to the UNIVERSITY of that fact. All recoveries in such suit shall belong to COMPANY except that the UNIVERSITY shall have the right to elect to pay up to fifty percent (50%) of the litigation costs and receive a percentage of any recovery equal to the percentage of litigation costs paid, provided that the percentage of the recovery it receives after it recoups such litigation costs that it paid will not exceed the royalty percentage for the applicable PATENT. The UNIVERSITY must make such election within thirty (30) days of its receipt of notice that COMPANY has decided to bring suit. The UNIVERSITY shall also have the right to choose to be represented by separate counsel in any such suit at its own expense. Such expense for separate counsel shall not be considered as part of "litigation costs" for purposes of determining the UNIVERSITY's share of any recovery in accordance with the sentence above. If COMPANY elects not to bring a suit against the alleged infringer, it shall promptly notify the UNIVERSITY of that fact and the UNIVERSITY shall have the right to commence such actions at its own cost and expense, in which case any recoveries shall belong to the UNIVERSITY, provided that the percentage of the recovery it receives after it recoups such litigation costs that it paid will not exceed the royalty percentage for the applicable PATENT. In such suits by the UNIVERSITY, COMPANY shall have rights of participation and recovery that are the same as the UNIVERSITY rights as provided above when COMPANY elects to sue.


ARTICLE VII - TERM AND TERMINATION

7.1 This agreement's term shall end when the last of all licensed rights has either expired or been invalidated in an unappealed decision by a court having jurisdiction. If no such rights exist, this agreement's term shall end upon the. date no APPLICATION remains pending and no future application could be filed.

7.2 Subject to the next paragraph, the UNIVERSITY shall have the right to terminate this agreement upon sixty (60) days written notice by certified mail to COMPANY under the following circumstances:

     (1)  if royalties due the UNIVERSITY are unpaid;

     (2) if there is a material breach or default of this agreement by COMPANY; provided that if UNIVERSITY asserts that COMPANY has failed to use its diligent efforts to effect commercial sales of PRODUCT in accordance with paragraph 4.4, and, upon sixty (60) days of receipt of such notice, COMPANY either fails to cure or is in dispute of such claim, the parties agree to submit to binding arbitration under the rules of the American Arbitration Association, the result of such arbitration will be: (1) a determination of whether the COMPANY is meeting the diligent efforts criteria; (2) a specification of the measures required to meet such criteria; and (3) a reasonable timeframe for COMPANY to take the required measures.

     If, and only if COMPANY does not cure a curable default, failure or breach (or if it cannot reasonably be cured in that period, commences diligent efforts to cure) within sixty (60) days of receipt of notice of termination (or if there is a dispute, within 60 days of resolution thereof), such termination shall become effective. Notwithstanding the above sentence, in the case of a failure to use diligent effort to effect commercial sales of PRODUCT, termination will become effective only if the COMPANY does not take the measures required in the timeframe specified by the arbitration. Notwithstanding the foregoing, if a failure, breach or default relates only to a particular TECHNOLOGY or IMPROVEMENT, termination will apply only to that

     TECHNOLOGY or IMPROVEMENT

7.3 COMPANY may terminate the license granted hereunder (in whole or with respect to any TECHNOLOGY or IMPROVEMENT) at any time upon sixty (60) days notice by certified mail to the UNIVERSITY.

7.4 Upon end of term of this agreement in accordance with 7.1 above, COMPANY shall have the unrestricted royalty-free right to make, use, and sell, lease, or otherwise dispose of PRODUCTS anywhere in the world.

7.5 Upon termination of this agreement for any reason, including the end of term as specified above, all rights and obligations under this agreement shall terminate, except those that have accrued prior to termination (e.g., confidentiality and the obligation to report and pay royalty on sales made under this agreement) and except as specified in this agreement (see paragraphs 5.4, 7.4 and 9.3).


ARTICLE VIII - PUBLICATION

8.1 It is the policy of the UNIVERSITY to promote and safeguard free and open inquiry by 'faculty, students and others. To further this policy, the UNIVERSITY shall retain the right to publish the inventions described in APPLICATIONS and PATENTS. However, the UNIVERSITY shall provide the COMPANY with a copy of the manuscript no less than sixty (60) days prior to publication for the purpose of review and comment, and, if filing of an APPLICATION is requested, will delay publication up to 90 additional days as necessary to allow time for filing patent applications. However, the UNIVERSITY will hold confidential and not disclose any licensed source code and source documentation.


ARTICLE IX - INDEMNIFICATION

9.1 COMPANY agrees to indemnify the UNIVERSITY and hold the UNIVERSITY harmless against all liabilities, demands, damages, expenses, or losses arising (i) from the manufacture, use, lease, sale, or other disposition of a PRODUCT by COMPANY or a SUBLICENSEE, (ii) from a third party's use of a PRODUCT purchased, leased, or otherwise acquired from COMPANY or a SIJBLICENSEE, or
     (iii) from a third party's manufacture of a PRODUCT at the request of COMPANY or a SUBLICENSEE, provided that COMPANY's indemnity obligation is conditioned on COMPANY being given prompt notice of any claim or threat and sole control of defense and settlement..

9.2 COMPANY agrees to maintain reasonable liability insurance to insure against the above types of liabilities and to name the UNIVERSITY as coinsured. At the UNIVERSITY's request, COMPANY shall provide UNIVERSITY with certification of such insurance.

9.3  The provisions of this article shall survive termination of this agreement.


ARTICLE X - WARRANTIES AND LIMITATIONS

10.1 The UNIVERSITY and COMPANY each represent and warrant that they have the right to enter into this agreement. The UNIVERSITY warrants that it has the right to convey to COMPANY the rights granted under this agreement.

10.2 The UNIVERSITY makes no representation or warranty that is the sole owner of the TECHNOLOGY.

10.3 The UNIVERSITY makes no representation or warranty that filed APPLICATIONS will result in issued PATENTS.

10.4 The UNIVERSITY makes no representations or warranties concerning the validity of scope of any PATENTS.

10.5 The UNIVERSITY does not warrant that any PRODUCT made, used, or sold, leased or otherwise disposed of under the license of this agreement is or will be free from infringement of patents of third persons.

10.6 Nothing herein shall be construed to grant COMPANY rights under any patent applications or patents other than APPLICATIONS and PATENTS.

10.7 The UNIVERSITY does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture., use, or sale, lease or other disposition by COMPANY or its vendees or transferees of PRODUCTS.


ARTICLE XI - MISCELLANEOUS PROVISIONS

11.1 This agreement shall be binding upon and be to the benefit of the parties hereto and their heirs, successors and assignees. However, neither party shall assign this agreement, in whole or in part, without the written consent of the other, except as provided in Section 4.3.

11.2  This agreement shall be governed by the Laws of the State of Minnesota.

11.3 For purposes of mailings of notices, payments, or other communications, the addresses of the parties are given below. A party may change its address by giving written notice to the other party.

     In the case of the UNIVERSITY:

          Regents of the University of Minnesota
          Patents and Technology Marketing
          1100 Washington Avenue South, Suite 201
          Minneapolis, MN 55415-1226

     In the case of COMPANY:

          Steven J. Snyder, Ph.D.
          President and Chief Executive Officer
          Net Perceptions, Inc.
          5720 Green Circle Drive
          Minnetonka, MN 55343

     Notices shall be deemed given as of the date of mailing by certified mail, postage prepaid, to the above addresses (or such other addresses as may be specified in writing by a party).

11.4 No term or provision of this agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

11.5 This agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by the parties hereto.

11.6 In the event any provision of this agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

11.7 This agreement constitutes and contains the entire agreement of the parties respecting its subject matter and supersedes any and all prior negotiations, correspondence, understandings, and agreements, whether written or oral, between the parties respecting its subject matter.

IN WITNESS of this agreement, the UNIVERSITY and COMPANY have caused this agreement to be executed by their duly authorized officers on the dates indicated.


REGENTS OF THE UNIVERSITY OF MINNESOTA   NET PERCEPTIONS, INC.

By: /s/ Anthony L. Strauss               By: /s/ Steven J. Snyder
    -------------------------------          ---------------------------------
     Anthony L. Strauss

Title: Director, MCEB Technologies       Title:  President and CEO
       Research and Technology Transfer         --------------------------------

Date: 7-31-96                            Date: 7/31/96
      ------------------------------           -------------------------------

By their signatures below, Professor John Riedl and Professor Joseph Konstan acknowledge and agree to be personally bound by the provisions of 2.2 and 4.1 which require that they not engage in UNIVERSITY research related to collaborative filtering which would grant rights to a sponsor in conflict with the license granted hereunder. Professor John Riedl and Professor Joseph Konstan also acknowledge and agree to be personally bound by the provisions of 8.1 which requires prior review of proposed publications related to the TECHNOLOGY and IMPROVEMENTS.


     /s/ John Riedl                     /s/ Joseph Konstan
     ---------------------------        -----------------------------
     Professor John Riedl               Professor Joseph Konstan

     31 July 96                         7/30/96
     ---------------------------        -----------------------------
     Date                               Date